                                                                    EXHIBIT 99.1


                IDEX CORPORATION REPORTS SECOND QUARTER RESULTS;
          SALES AND EARNINGS IMPROVE FROM FIRST QUARTER AND LAST YEAR; SECOND HALF PERFORMANCE DEPENDS ON PACE OF ECONOMIC RECOVERY

NORTHBROOK, IL, JULY 17, 2003 -- IDEX CORPORATION (NYSE: IEX) today reported that sales and earnings for the three months ended June 30, 2003, improved from both the first quarter of this year and the second quarter of last year. Diluted earnings per share for the quarter were 51 cents.

SECOND QUARTER HIGHLIGHTS

- Orders written of $204.2 million were 8 percent higher than a year ago; however, base business orders excluding currency translation were up 1 percent.
- Sales of $207.1 million increased 9 percent from last year, reflecting 2 percent growth from acquisitions net of the sales reduction associated with a product line sold earlier this year, favorable foreign currency translation of 5 percent, and a 2 percent increase in base business activity.
- Gross margins improved 0.7 of a percentage point to 39.6 percent while operating margins, at 14.3 percent, were 0.5 of a percentage point lower than last year.
-    Net income at $16.9 million increased 9 percent.
- Diluted EPS at 51 cents was 3 cents ahead of last year and 12 cents above the first quarter.
- Debt to total capitalization at June 30 was 29 percent, the strongest financial position in company history.
-    Free cash flow was strong at $25.6 million.
-    Sponsler Co., Inc. was acquired.
-    Corporate initiatives remain on track.
- Second half performance will depend on the pace of new orders and the strength and timing of the economic recovery.


"The latest three months represented the third consecutive quarter of year-over-year organic growth in our businesses. This has not occurred since the third quarter of 2000. We are pleased with the strength of our Dispensing Equipment and Engineered Product Groups. A significant part of this growth is due to new products that have been recently introduced across the company. The improved performance demonstrates the success of our efforts to drive organic growth, in combination with the great diversity of products and a broad and expanding global presence. While the second quarter showed nice improvement sequentially and year-over-year, our performance for the rest of the year will depend on the strength of our served markets."


                                                              Dennis K. Williams
                                                     Chairman, President and CEO

SECOND QUARTER FINANCIAL HIGHLIGHTS
(in millions, except per share amounts and percentages)

                                                                           FOR THE QUARTER ENDED
                                                 ------------------------------------------------------------------------
                                                                           June 30,                      March 31,
                                                     JUNE 30,     -------------------------------------------------------
                                                      2003             2002        Change             2003        Change
                                                 ------------------------------------------------------------------------
Orders Written                                    $   204.2        $   188.7          8%          $   206.1         (1)%
Sales                                                 207.1            190.4          9               195.5          6
Operating Income                                       29.6             28.2          5                23.4         26
Operating Margin                                       14.3%            14.8%       (50)bp             12.0%       230bp
Net Income                                        $    16.9        $    15.6          9%          $    12.7         33%
Diluted EPS                                             .51              .48          6                 .39         31

Other Data
      --Income Before Taxes                       $    26.3        $    24.4          8%          $    19.7         33%
      --Depreciation and Amortization                   7.5              7.6         (2)                7.9         (6)
      --Interest                                        3.6              3.9         (7)                3.7         (3)
      --EBITDA                                         37.4             35.9          4                31.3         19
      --Cash Flow from Operating Activities            30.2             28.1          8                16.9         79
      --Capital Expenditures                            4.6              4.7         (1)                3.8         22
      --Free Cash Flow                                 25.6             23.4          9                13.1         96



Sales, Net Income, EPS Exceed Last Year's Second Quarter and This Year's First

Sales in the latest quarter increased 9 percent to $207.1 million from the prior-year quarter, and were 6 percent higher than this year's first quarter.

Compared with last year's second quarter, acquisitions net of the sales reduction associated with an immaterial product line sold earlier this year, combined for a 2 percent sales improvement, foreign currency translation provided a 5 percent increase, and base business shipments were up 2 percent. Domestic sales in the quarter were 3 percent lower while international sales -- net of foreign currency translations -- rose 12 percent as all three groups experienced significant global growth. Sales to international customers, including the impact of currency translation, were 48 percent of the total, up from 42 percent last year.

Second quarter operating margins were 14.3 percent of sales, 0.5 of a percentage point lower than at this time last year, but 2.3 percentage points improved from the first quarter. The decline from last year resulted from continuing weakness in Pump Products due to soft demand -- particularly in traditional U.S. industrial markets -- and an increase in total company selling, general and administrative expenses (SG&A), which were partially offset by a 0.7 percent rise in gross margins. The significant sequential improvement in operating margins was attributable to increased sales volume for Dispensing Equipment and Other Engineered Products (particularly to international customers), certain higher than normal expenses incurred in the first quarter that did not repeat, and the continuing favorable impact of savings realized from Global Sourcing, Six Sigma, Kaizen and Lean Manufacturing initiatives.

Net income at $16.9 million increased 9 percent over last year's second quarter and was up 33 percent from the first quarter. Diluted earnings per share of 51 cents improved 3 cents from last year and 12 cents from the first quarter of this year.

New orders in the current quarter totaled $204.2 million, 8 percent higher than the same period in 2002, but 1 percent lower than in this year's first quarter. Excluding the impact of foreign currency, the product line sale, and the four acquisitions made since the beginning of 2002 -- Halox (April 2002), Rheodyne (July 2002), Wrightech (October 2002) and Sponsler (June 2003) -- orders were virtually unchanged from both the second quarter of 2002 and this year's first quarter. At June 30, the company had a typical unfilled order backlog of slightly over one month's sales.

Year-To-Date Financial Highlights
(in millions, except per share amounts and percentages)

                                                                           SIX MONTHS ENDED JUNE 30,
                                                        -------------------------------------------------------------
                                                                 2003                  2002             Change
                                                        -------------------------------------------------------------
Orders Written                                               $   410.3             $   372.8              10%
Sales                                                            402.6                 365.4              10
Operating Income                                                  53.0                  50.7               5
Operating Margin                                                  13.2%                 13.9%            (70)bp
Net Income                                                   $    29.6             $    27.2               9%
Diluted EPS                                                        .90                   .85               6

Other Data
      --Income Before Taxes                                  $    46.0             $    42.4               8%
      --Depreciation and Amortization                             15.4                  15.4             --
      --Interest                                                   7.3                   8.6             (14)
      --EBITDA                                                    68.7                  66.4               4
      --Cash Flow from Operating Activities                       47.0                  51.8              (9)
      --Capital Expenditures                                       8.4                   9.0              (7)
      --Free Cash Flow                                            38.6                  42.8             (10)


FIRST HALF ORDERS, SALES, NET INCOME, EPS AHEAD OF LAST YEAR

Sales for the six months increased 10 percent to $402.6 million from $365.4 million a year ago. Acquisitions less the sales impact of the product line sale accounted for a net 3 percent improvement, foreign currency translation added 5 percent, and base business sales rose 2 percent. Domestic sales were unchanged while international sales -- net of foreign currency translation -- were 12 percent higher. For the first half of the year, international sales, including the impact of currency translation, were 46 percent of total versus 41 percent at this time last year.

First half operating margins were 13.2 percent versus 13.9 percent in the prior-year period. This decline was principally attributable to 3 percent lower base sales in the Pump Products Group (net of foreign currency impact), certain higher than normal expenses incurred in this year's first quarter that are not expected to continue, and an increase in SG&A expenses. The higher SG&A expenses reflect the deliberate reinvestment in the businesses to drive organic growth, and cost increases including pension and insurance expenses -- all of which were partially offset by a 0.6 percent improvement in gross margins.

Year-to-date net income of $29.6 million increased 9 percent over last year. Diluted earnings per share of 90 cents rose from 85 cents recorded in the first half of 2002.

New orders for the first six months totaled $410.3 million and were 10 percent above last year. Excluding the impact of foreign currency translation, the product line sale, and acquisitions made since the beginning of 2002, orders were 2 percent higher than in the first half of 2002.

For the year-to-date, the Pump Products Group contributed 56 percent of sales and 51 percent of operating income, the Dispensing Equipment Group accounted for 21 percent of sales and 24 percent of operating income, and the Other Engineered Products Group represented 23 percent of sales and 25 percent of operating income.

STRONG FINANCIAL POSITION

IDEX ended the quarter with total assets of $962.4 million and working capital of $128.4 million. Total debt decreased $18.4 million during the first half of the year. Free cash flow (cash flow from operating activities less capital expenditures) for the same period was $38.6 million and 1.3-times net income. Year-to-date EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $68.7 million and covered interest expense 9.3 times. Debt to total capitalization at June 30 was 29 percent, the strongest financial position in company history.

ACQUISITION OF SPONSLER

On June 2, IDEX acquired Sponsler Co., Inc. based in Westminster, South Carolina. Sponsler -- with sales of approximately $6 million -- is a manufacturer of a complete line of precision turbine flowmeters to meet all flow applications, including low-flow and situations where viscosity, corrosive media, extreme temperature or hazardous materials are factors. The Sponsler acquisition is an important addition to IDEX's Liquid Controls business, allowing it to provide the best flow metering solution for customers' requirements.

PROGRESS CONTINUES ON CORPORATE INITIATIVES

"We continue to use our long-term initiatives to create top- and bottom-line growth," Williams said. "Our drive for operational excellence is improving the gross margin. First-half savings from Six Sigma, Kaizen and Lean Manufacturing more than doubled from what we saw a year ago, as the business units continue to make the transition from just using the tools to truly running their businesses differently. Global sourcing saved us $8.0 million in the first six months versus $4.7 million at this time in 2002, representing a savings of 25 percent versus our prior sources. This process has continued to improve, and we have shortened the time to qualify global suppliers. We also continue to invest in products and markets to increase our organic growth rate."

SECOND HALF RESULTS DEPEND ON PACE OF NEW ORDERS, SPEED OF RECOVERY

Looking ahead, Williams said, "While economic conditions so far this year have improved somewhat from last year, we did not see an increase in orders between the first and second quarters. In addition, our shipments in the second quarter generally tend to be stronger, due to the greater number of workdays and the seasonality of the Dispensing Equipment businesses. This means we must wait to see how the demand holds up in the third and fourth quarters. As a short-cycle business, our financial performance depends on the current pace of incoming orders, and we have very limited visibility of future business conditions. We believe IDEX is well positioned for earnings improvement when the economy improves. This is based on our lower cost levels resulting from restructuring actions; our operational excellence initiatives of Kaizen and Lean Manufacturing, Six Sigma, Global Sourcing and eBusiness; and using our strong cash flow to cut debt and interest expense. In addition, we continue to pursue acquisitions to drive the company's longer-term profitable growth."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its second quarter conference call over the Internet on Thursday, July 17, at 1:30 p.m. CDT. Chairman, President and Chief Executive Officer Dennis K. Williams, and Senior Vice President -- Finance and Chief Financial Officer Wayne P. Sayatovic will discuss the company's recent financial performance and respond to questions from the financial analyst community.

IDEX invites interested investors to listen to the presentation, which will be carried live on the Internet at its Web site: www.idexcorp.com. To hear the live call, log onto the site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up for the event, or download the correct applications at no charge. Investors will be able to access a replay of the call through

July 31 at the IDEX site or by dialing 800-891-8251 (or 402-220-6016 for international participants) using the pass code "IDEX."

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, and free cash flow means cash from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flows from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those being used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world, pricing pressures and other competitive factors, and levels of capital spending in certain industries -- all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is a manufacturer of proprietary pumps and metering products, dispensing equipment, and other engineered products with leading positions in niche markets. Its products are sold to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."

       FOR FURTHER INFORMATION ON IDEX CORPORATION AND ITS BUSINESS UNITS,
               VISIT THE COMPANY'S WEB SITE AT WWW.IDEXCORP.COM.

IDEX CORPORATION
ADD -6-

                                IDEX CORPORATION
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                  SECOND QUARTER ENDED               SIX MONTHS ENDED
                                                                       JUNE 30,                           JUNE 30,
                                                              2003 (A)         2002 (A)          2003 (A)         2002 (A)
-----------------------------------------------------------------------------------------------------------------------------
NET SALES                                                     $207,147         $190,430         $402,645         $365,366
COST OF SALES                                                  125,024          116,292          246,219          225,803
-----------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                    82,123           74,138          156,426          139,563
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    52,566           45,871          103,468           88,790
RESTRUCTURING CHARGE                                                                107                               107
-----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                29,557           28,160           52,958           50,666
OTHER INCOME - NET                                                 341              134              361              337
INTEREST EXPENSE                                                 3,630            3,904            7,369            8,574
-----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                      26,268           24,390           45,950           42,429
PROVISION FOR INCOME TAXES                                       9,325            8,780           16,312           15,274
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                    $ 16,943         $ 15,610         $ 29,638         $ 27,155
=============================================================================================================================

BASIC EARNINGS PER COMMON SHARE                               $   0.52         $   0.49         $   0.92         $   0.87
=============================================================================================================================

DILUTED EARNINGS PER COMMON SHARE                             $   0.51         $   0.48         $   0.90         $   0.85
=============================================================================================================================

SHARE DATA:
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                32,384           31,668           32,337           31,090

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              33,131           32,653           32,946           32,074
=============================================================================================================================








                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                                JUNE 30,         DECEMBER 31,
                                                                                                  2003              2002
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
  CURRENT ASSETS
    CASH AND CASH EQUIVALENTS                                                                   $  5,856         $  6,952
    RECEIVABLES - NET                                                                            118,443          101,494
    INVENTORIES                                                                                  108,484          105,580
    OTHER CURRENT ASSETS                                                                           8,130            7,234
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                                       240,913          221,260
  PROPERTY, PLANT AND EQUIPMENT - NET                                                            144,538          148,246
  GOODWILL - NET                                                                                 545,984          530,663
  INTANGIBLE ASSETS - NET                                                                         19,626           19,377
  OTHER NONCURRENT ASSETS                                                                         11,375           11,504
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                                     $962,436         $931,050
=============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    TRADE ACCOUNTS PAYABLE                                                                      $ 60,525         $ 61,153
    DIVIDENDS PAYABLE                                                                              4,575            4,548
    ACCRUED EXPENSES                                                                              47,394           42,631
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                                  112,494          108,332
  LONG-TERM DEBT                                                                                 222,671          241,051
  OTHER NONCURRENT LIABILITIES                                                                    81,752           74,876
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                                          416,917          424,259
  SHAREHOLDERS' EQUITY                                                                           545,519          506,791
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                                     $962,436         $931,050
=============================================================================================================================

         SEE FOLLOWING PAGE FOR NOTES TO CONDENSED FINANCIAL STATEMENTS.




                                     -MORE-

IDEX CORPORATION
ADD -7-



                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                         SECOND QUARTER ENDED                   SIX MONTHS ENDED
                                                              JUNE 30,                                JUNE 30,
                                                   2003 (A)             2002 (A)            2003 (A)            2002 (A)
-----------------------------------------------------------------------------------------------------------------------------
PUMP PRODUCTS
  NET SALES                                        $113,137            $110,006            $224,141            $212,179
  OPERATING INCOME (B)                               16,112              18,461              31,787              34,879
  OPERATING MARGIN                                     14.2 %              16.8 %              14.2 %              16.4 %
  DEPRECIATION AND AMORTIZATION                    $  4,059            $  4,351            $  8,491            $  8,648
  CAPITAL EXPENDITURES                                2,948               2,325               5,287               4,270

DISPENSING EQUIPMENT
  NET SALES                                        $ 47,484            $ 38,958            $ 86,766            $ 72,048
  OPERATING INCOME (B)                                9,857               7,617              14,709              11,756
  OPERATING MARGIN                                     20.8 %              19.6 %              17.0 %              16.3 %
  DEPRECIATION AND AMORTIZATION                    $  1,495            $  1,420            $  3,069            $  3,015
  CAPITAL EXPENDITURES                                  659                 861               1,073               1,777

OTHER ENGINEERED PRODUCTS
  NET SALES                                        $ 47,158            $ 42,177            $ 93,162            $ 82,541
  OPERATING INCOME (B)                                8,771               6,596              15,921              12,251
  OPERATING MARGIN                                     18.6 %              15.6 %              17.1 %              14.8 %
  DEPRECIATION AND AMORTIZATION                    $  1,300            $  1,322            $  2,600            $  2,587
  CAPITAL EXPENDITURES                                  927               1,370               1,935               2,830

COMPANY
  NET SALES                                        $207,147            $190,430            $402,645            $365,366
  OPERATING INCOME                                   29,557              28,160              52,958              50,666
  OPERATING MARGIN                                     14.3 %              14.8 %              13.2 %              13.9 %
  DEPRECIATION AND AMORTIZATION (C)                $  7,456            $  7,643            $ 15,367            $ 15,348
  CAPITAL EXPENDITURES                                4,615               4,660               8,407               9,045
-----------------------------------------------------------------------------------------------------------------------------



(A) INCLUDES ACQUISITION OF HALOX TECHNOLOGIES, INC. (APRIL 2002), RHEODYNE, L.P. (JULY 2002), WRIGHTECH CORPORATION (OCTOBER 2002) AND SPONSLER CO., INC. (JUNE 2003) IN THE PUMP PRODUCTS GROUP FROM THE DATES OF ACQUISITION.


(B) GROUP OPERATING INCOME EXCLUDES UNALLOCATED CORPORATE OPERATING EXPENSES IN BOTH YEARS AND THE RESTRUCTURING ACTIVITY DISCUSSED BELOW IN 2002. IDEX TOOK ACTIONS IN 2002 TO DOWNSIZE OPERATIONS TO LOWER ITS COST STRUCTURE. IN JUNE 2002, IDEX REVERSED $1.2 MILLION OF CERTAIN ACCRUED RESTRUCTURING EXPENSES INITIALLY RECORDED IN 2001. THE REVERSAL PRIMARILY RESULTED FROM HIGHER THAN ANTICIPATED PROCEEDS ON ASSET SALES. THE RESTRUCTURING CHARGE OF $107 (NET OF REVERSAL AMOUNT OF $1.2 MILLION) WAS INCLUDED WITH CORPORATE AND OTHER IN 2002 AND WAS NOT ASSIGNED TO THE INDIVIDUAL GROUP SEGMENTS. HAD THE COMPANY ALLOCATED THE 2002 RESTRUCTURING CHARGE, IT WOULD HAVE BEEN ASSIGNED TO THE GROUPS AS FOLLOWS: PUMP PRODUCTS (INCOME OF $736), DISPENSING EQUIPMENT (EXPENSE OF $121) AND OTHER ENGINEERED PRODUCTS (EXPENSE OF $722).

(C)  EXCLUDES AMORTIZATION OF DEBT ISSUANCE EXPENSES.




                                      -30-